SPATIALIZER AUDIO LABORATORIES, INC.


EXHIBIT 23.1     CONSENT OF KPMG PEAT MARWICK, LLP

                              ACCOUNTANTS' CONSENT




The Board of Directors
Spatializer Audio Laboratories, Inc.




We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-12035) and on Form S-8 (No. 33-98168) relating to the consolidated balance sheets of Spatializer Audio Laboratories, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1996 and 1995, the four- month period ended December 31, 1994, and the year ended August 31, 1994, which report appears in the December 31, 1996 annual report of Form 10-K of Spatializer Audio Laboratories, Inc.





 Los Angeles, California
 March 24, 1997